Exhibit 10.63
December 14, 2005
Ronald L. DeWald, MD

Re:      SpineMedica Physician Advisory Board Consulting Agreement
Dear Dr. DeWald:
SpineMedica Corp., (“SpineMedica” or “the Company”) hereby confirms its mutual agreement with you to serve as a consultant to the Company by serving as a member of the Company’s Physician Advisory Board (“PAB”) upon the terms and conditions set forth in this letter agreement within the field of spinal disc replacement involving the proprietary Salubria™ material exclusively licensed to the Company in the all spinal applications, including the development, production and sale of SaluDisc™ spinal disc prostheses (“Field”) and with respect to the Company’s other research, development, and business activities. The Field of this agreement may be broadened by mutual consent.
1.
Your consulting service shall include advising and informing the Company of activities and developments within the Field and providing the Company with the benefit of your knowledge, experience, skill and judgment in the Field and with respect to the Company’s other research, development, and business activities.

2.
Upon request by the Company from time to time, and at times mutually agreed upon by you and the Company, you agree to participate in meetings with officials of the Company and in meetings with all or some of the PAB members at the request of the Company, in person and by telephonic conference calls, for the following compensation as full consideration for all your consulting services and other obligations under this Consulting Agreement:

(a)	$25,000 (twenty-five thousand dollars) per year, payable quarterly.
(b)
Options, which shall be fully vested upon grant, to purchase 50,000 shares of common stock of the Company at an exercise price equal to the current fair market value of the stock as determined by the Company’s Board of Directors. Such options shall be awarded and shall be subject to all the terms of the Company’s stock option Plan and the individual Option Agreement between you and the Company. Additional options, in the Company’s discretion, may also be granted to you, from time to time.

3.
The date of commencement of this agreement is January 1, 2006. The period of this Consulting Agreement shall be one (1) year from the date of commencement, unless terminated by either party upon fifteen (15) days’ advance written notice to the other party, in which event compensation for services and travel expense incurred in accordance with this Agreement prior to such termination will be paid by the Company. If not earlier terminated, this Agreement will be renewed automatically one (1) year from the date hereof, and from year to year thereafter.

CONFIDENTIAL

Ronald L. DeWald, MD
Date of Commencement: January 1, 2006

4.
In addition to the compensation for your consulting services provided in paragraph 2, the Company will reimburse you for necessary and reasonable out-of-pocket travel and living expenses incurred by you at the Company’s request, within thirty (30) days of submission of a statement to the Company documenting the expenses incurred, provided that the Company’s prior approval shall be required with respect to such individual expenses in excess of five hundred dollars [$500.00 USD].

5.
You represent and warrant to the Company that you do not have any agreement to provide consulting services to any other party, firm or company in the Field or whose business would be directly competitive with the business of the Company and will not enter into any such agreement during the term of this Agreement without the Company’s prior written consent.

6.
(a) You agree that all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries that result from work performed by you for the Company under this Agreement and all intellectual property rights related thereto, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (all of the foregoing, collectively, “Field IP”), shall be the sole and exclusive property of the Company or its nominees, you will notify the Company thereof promptly and in writing, and you will and hereby do assign to the Company all rights in and to such Field IP upon the creation of any such Field IP. The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Field IP in any and all countries. You further agree (i) to assist the Company in every proper way to obtain and from time to time to enforce its rights in such Field IP, at the Company’s expense, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate.

(b) Except as authorized by your employer as designated above or as otherwise provided in this Agreement, the Company shall have NO rights by reason of this Agreement in all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries, improvement, or other

Ronald L. DeWald, MD
Date of Commencement: January 1, 2006

intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, that either (i) is developed as a direct result of a program of research financed, in whole or in part, by funds under the control of your employer, or (ii) arises directly, in connection with, or as an extension of research conducted by, in or under the laboratories of your employer or through the use of its resources. Such intellectual property does NOT constitute Field IP for the purposes of this agreement. It is understood and agreed that your interest in such intellectual property shall be assigned by you to your employer.
7.
You agree that if, in the course of your services hereunder, you receive proprietary information of the Company relating to its business operations, research and development, equipment, or products, and such information is marked or otherwise designated confidential, you will retain all such information in confidence and will not use it, or disclose it, or cause its use or disclosure except in the necessary course of the performance of your services under this Agreement or with the written consent of the Company. Nothing contained in this Agreement, however, shall prevent the disclosure by you of any information after it is available to the general public, or of any information which was already available to you at the time such information was acquired by you from the Company or any disclosure of any information furnished to you without obligation of confidentiality by a third party who is not then in default of any obligation to the Company regarding the confidentiality of such information, or of any information ordered to be disclosed by a court or governmental body, provided that you (i) provide written advance notice to the Company of such disclosure, (ii) assist the Company, as reasonably requested thereby and at the expense of the Company, in obtaining confidential treatment of such information, and (iii) take reasonable steps to minimize the extent of such disclosure. This Section 8 shall be effective during the term of this Consulting Agreement and for a period of five (5) years after termination or expiration hereof for any reason.

8.
It is acknowledged and agreed that you may not disclose or publish data, results, procedures, or other information relating to the consulting undertaken pursuant to this Agreement, without the Company’s advance written approval.

9.
The Company agrees to defend and indemnify you for the cost of defense and for damages awarded, if any, as a result of any third party claims, liabilities, suits or judgments arising out of this Consulting Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by you or a material breach by you of this Agreement. You shall promptly notify the Company of any such claim and shall cooperate with the Company in the defense of such claim; you shall not agree to any settlement with regards to such claim without prior written approval of the Company, and the Company shall not have any indemnification obligation hereunder with respect to any such settlement reached without its prior written consent.

Ronald L. DeWald, MD
Date of Commencement: January 1, 2006

10.
The Company and you agree that, in the event of a breach by you of this Agreement, the Company shall, in addition to any other rights and remedies available to the Company, be entitled to enforcement by specific performance of your obligations hereunder. If any provision of this Agreement shall be declared invalid or unenforceable, such provision shall be enforced to the fullest extent allowed by law, and all remaining provisions hereof shall continue in full force and effect. This Agreement shall be governed for all purposes by the laws of the State of Georgia, and shall be subject to the exclusive jurisdiction of the State and Federal courts located in the Cobb County, Georgia

11.
Your relationship with the Company shall be that of an independent contractor, and you will not be an employee of the Company for any purpose whatsoever. You do not and shall not have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner.

12.
The Company may not use your name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance the written consent of you to such use, provided that, for purposes of clarification but not limitation, the Company shall be entitled to name you as a consultant and describe your role in consulting for the Company in discussions, materials, and submissions (i) regarding the seeking and/or maintaining of regulatory approvals or (ii) for presentations to, or discussions and negotiations with, or in materials provided to, potential investors, lenders, financial advisors or strategic partners, or as may otherwise be required by law or regulation.

13.
Any notice or communications under this Agreement shall be in writing, addressed as follows, and may be delivered by delivered by hand, by certified mail, return receipt requested, or by nationally recognized overnight courier, and shall be effective upon receipt:

To Consultant:
Ronald L. DeWald, MD
594 Wharton Drive (Summer)
Lake Forest, Illinois 60045
(847) 234-5841
2024 Isla Vista Lane (Winter)
Naples, Florida 34105
(239) 793-5841
Email: MDewald62@AOL.com

Ronald L. DeWald, MD
Date of Commencement: January 1, 2006

To SpineMedica:
SpineMedica Corp.
112 Krog St
Suite 4
Atlanta, GA 30307
Attn: John C. Thomas, Jr. Chief Financial Officer
14.
This Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that the Company may assign this Agreement to any successor to the Company’s business by merger, purchase of assets, or otherwise. This Agreement shall be binding upon the assigns, executors, administrators and other legal representatives of the parties hereto, and shall inure to the benefit of the Company, its successors and assigns.

15.	Only the provisions of paragraph 7, 8, and 9 of this Consulting Agreement shall survive termination or expiration hereof.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of January 1, 2006.

CONSULTANT

/s/ Mary J. Dewald	/s/ Ronald L. Dewald

Witness

SpineMedica Corp.

	By:	/s/ R. Lewis Bennett

R. Lewis Bennett
Chief Executive Officer